Exhibit 10.3

AMENDMENT NO. 2

TO THE

WOODWARD EXECUTIVE BENEFIT PLAN

The Woodward Executive Benefit Plan (Amended and Restated November 18, 2010) (the “Plan”), is hereby amended, effective as of April 24, 2013, as follows:

1.	The second paragraph of Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

“6.2      Hypothetical Investment Funds. Each Participant generally may direct the manner in which his or her Account shall be deemed invested in and among the Investment Funds; provided, however, that each investment election made by a Participant who is not subject to the Woodward Officer/Director Stock Ownership Guidelines, as in effect from time to time (the “Guidelines”), shall, notwithstanding anything to the contrary in the Plan, be strictly subject to the consent of the Administrator which, in its sole discretion, may elect to honor the Participant’s request or have the Account deemed invested in another manner. Such deemed investment election shall be made in accordance with such procedures as the Administrator may establish and any such election shall be made in whole percentages. The investment authority shall remain at all times with the Administrator. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his or her Account and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.

Notwithstanding any provision of the Plan to the contrary, a Participant who is subject to the Guidelines may revoke an Investment Fund election (including an election for the Investment Fund based on Woodward, Inc. Company Common Stock (“Company Common Stock”)) at any time in accordance with such procedures as the Administrator may establish; provided, however, that if a Participant who is not subject to the Guidelines is granted permission to make an investment election for the Investment Fund based on Company Common Stock, the Participant may only revoke such Investment Fund election with the prior approval of the Administrator. Any such revocation shall only be effective with respect to future deferrals and credits. Any portion of the

Participant’s Account deemed invested in Company Common Stock shall continue to be deemed to be invested in Company Common Stock and may not be transferred to any other hypothetical Investment Fund. The applicable value of Company Common Stock as of any Valuation Date shall be equal to the closing price of such common stock on NASDAQ quoted by the Wall Street Journal for the applicable Valuation Date”).”

2.	Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of the 24th day of April, 2013.

WOODWARD, INC.
By: /s/ Rick W. Holm

  Corporate Director, Global HR

  Support Services and Risk Management